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                                                                 EXHIBIT 99.B16



                     EXHIBIT OF PERFORMANCE CALCULATIONS

          This exhibit reflects the calculation of certain performance figures that appear under "Performance" in the Part B Statement of Additional
             Information ("Part B") of Cash Equivalent Fund (the "Fund").

          1. Formula. A Portfolio's current yield quotation is based on a seven-day period and is calculated as follows. The first calculation is net investment income per share; which is accrued interest on portfolio securities, plus or minus amortized discount or premium (excluding market discount for the Tax-Exempt Portfolio), less accrued expenses. This number is then divided by the price per share (expected to remain constant at $1.00) at the beginning of the period ("base period return"). The result is then divided by 7 and multiplied by 365 and the resulting yield figure is carried to the nearest one-hundredth of one percent. Realized capital gains or losses and unrealized appreciation or depreciation of investments are not included in the calculation.

          A Portfolio's effective yield is determined by taking the base period return (calculated as described above) and calculating the effect of assumed compounding. The formula for the effective yield is:
                                  365/7
          (base period return + 1)      - 1.

          The tax equivalent yield of the Tax-Exempt Portfolio is computed by dividing that portion of the Portfolio's yield (calculated as described above) which is tax-exempt by (one minus the stated federal income tax rate) and adding the result to that portion, if any, of the yield of the Portfolio that is not tax-exempt.

          2. Performance Reflected. The representative yield calculations reflected herein are for the Tax-Exempt Portfolio (previously Tax-Exempt Money Market Fund) for the seven-day period ended July 31, 1988.

          3. Yield. First, net investment income per share for the last day of the seven-day period is calculated. The following figures are provided for this purpose:

          a. Accrued interest, including amortization of premium and discount, for July 31, 1988 equals $270,884.50.

          b.  Accrued expenses for July 31, 1988 equal $28,751.00.

          c. The number of outstanding shares of record for dividend purposes on July 31, 1988 equals 1,749,001,421.71.
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          Net investment income per share for July 31, 1988 is then calculated as follows:

                                             Accrued Interest-Accrued Expenses
          Net Investment Income Per Share =  ---------------------------------
                                                      Record Date Shares

                              $270,884.50-$28,751.00
                              ----------------------- = $.000138441/Share
                                1,749,001,421.71

          Net investment income for the other six days in the seven-day period is then calculated in the same manner. The resulting figures for each of the seven days in the period are added together to obtain the net investment income per share for the period as follows:

                                                       Net Investment
               Date                                    Income Per Share
          July 31, 1988                               $.000138441/Share
          July 30, 1988                                .000138441
          July 29, 1988                                .000138403
          July 28, 1988                                .000139642
          July 27, 1988                                .000139410
          July 26, 1988                                .000131899
          July 25, 1988                                .000133859
                                                      -----------------
          TOTAL                                       $.000960095/Share


          Then, base period return is calculated.

                                               Net Investment Income Per Share
                         Base Period Return =  -------------------------------
                                                          Price Per Share

                                $.000960095/Share
                                ----------------- = .000960095
                                     $1.00/Share

          Then, yield is calculated.

                                         Base Period Return
                                 Yield = ------------------ X 365
                                                7

                                          .000960095
                                       =  ---------- X 365 = .0501
                                               7

          The decimal return is converted to a percentage by multiplying by 100.

                                          .0501 X 100 = 5.01%
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          4.  Effective Yield.  The base period return for use in the formula for effective yield set forth in Sub-section 1 above is the same as calculated in Sub-section 3 above.
                                                                  365/7
                        Effective Yield = (Base Period Return + 1)      - 1

                                                          365/7
                                        = (.000960095 + 1)      - 1

                                                      365/7
                                        = (1.00960095)      - 1

                                        = 1.0513 - 1

                                        = .0513

          The decimal return is converted to a percentage by multiplying by 100.

                                          .0513 X 100 = 5.13%

          5. Tax Equivalent Yield. Tax Equivalent yield is reflected in the Part B assuming a federal income tax rate of 33%. Using the Tax-Exempt Portfolio's yield as calculated in Sub-section 3 above, 100% of which is tax-exempt, the tax equivalent yield of that Portfolio is calculated as follows:

                                                    5.01%
                         Tax Equivalent Yield = --------------
                                                [1 - tax rate]

                                              =   5.01%
                                                ---------
                                                [1 - .33]

                                              = 5.01%
                                                -----
                                                 .67

                                              = 7.48%